Cooper Tire & Rubber Company Reports Record Fourth Quarter and Full Year 2012 Results

--Record fourth quarter net sales of $1.1 billion, a 2% increase, and record full-year net sales of $4.2 billion, a 7% increase

--Record fourth quarter operating profit of $124 million;11.7% of net sales, and record full-year operating profit of $397 million; 9.5% of net sales

--Fourth quarter net income of $1.15 per share attributable to Cooper Tire & Rubber Company

--Full-year net income of $3.49 per share attributable to Cooper Tire & Rubber Company

FINDLAY, Ohio, Feb. 25, 2013 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the fourth quarter and full year 2012. Fourth quarter net sales were a record $1.1 billion, an increase of $24 million, or 2%, compared with the same period a year ago. Operating profit was a fourth-quarter record of $124 million, $65 million higher than fourth quarter 2011 and 11.7% of net sales. The company reported net income attributable to Cooper Tire & Rubber Company of $1.15 per share, or $73 million in the fourth quarter. This compares with $32 million, or $0.51 per share, for the same period last year, excluding the one-time, non-cash impact of $177 million, or $2.82 per share, in 2011 due to the release of most of the company's valuation allowance against U.S. deferred tax assets and related expense effects.

“A strong fourth quarter capped off a great year,” said Chief Executive Officer Roy Armes. “Cooper Tire closed 2012 with record fourth quarter and full-year net sales and operating profit. Despite challenging global economic and industry conditions, our employees around the world continued to execute our strategic initiatives including diversifying our channel and product mix for light vehicle tires as well as expanding volumes in the truck-bus radial tire segment. Due in large part to successful product launches and demand for our products, the company has increased unit volumes and outpaced the industry in our key markets for the full year. Among other achievements in our International segment during 2012, we completed the purchase of tire manufacturing assets in Serbia, a facility that has already produced its one millionth tire and was responsible for driving volume growth for the total International segment in the fourth quarter."

Fourth quarter profits compared to the prior year were positively impacted by lower raw material costs of $101 million, manufacturing efficiencies of $9 million, volume increases totaling $5 million and $2 million in lower product liability costs. These profit contributors were partially offset by $25 million in unfavorable price and mix, and $20 million in higher selling, general and administrative costs as the company continued to invest in expanding distribution networks and promoting Cooper brands. “Other” costs increased $6 million including higher pension expense. Higher incentive compensation costs, resulting from higher profits, affected both selling, general and administrative costs and “other” costs.

The company ended the fourth quarter with $352 million in cash and cash equivalents, an increase of $118 million compared with the prior-year fourth quarter balance of $234 million. Improved profits and lower working capital contributed to the higher cash balance.

For the year ended Dec. 31, 2012, the company reported record net sales of $4.2 billion, an increase of $293 million, or 7%, from 2011. Operating profit for the full year 2012 was also a record at $397 million, which is 9.5% of net sales. The company reported net income of $3.49 per share from continuing operations on a diluted basis for the full year.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

North America Tire Operations

North America Tire Operations achieved net sales of $811 million during the fourth quarter, up 5% from fourth quarter 2011 net sales of $771 million. Increased sales resulted from higher unit volumes and higher price and mix. Unit shipments for the North American segment increased 2% compared with the prior-year fourth quarter. Cooper's total light vehicle tire shipments in the United States were nearly flat during the quarter compared with Rubber Manufacturers Association (RMA) member shipments declining 3% and total industry shipments (that includes an estimate for non-RMA members) that increased 2% as reported by the RMA.

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Cooper Tire Q4 2012 Results—2

The segment's operating profit was $103 million for the fourth quarter, or 12.7% of net sales. This represents an increase of $68 million compared with fourth quarter 2011. The improved profit includes a $51 million decrease in raw material costs, $19 million in improved price and mix, manufacturing efficiencies of $10 million and higher unit volumes of $3 million. Product liability costs decreased by $2 million. These improvements were partially offset by $11 million of higher selling, general and administrative costs and $6 million “other” costs attributable to pension related expense and incentive compensation. Higher incentive compensation costs, resulting from higher profits, affected selling, general and administrative costs and “other” costs.

For the year ended Dec. 31, 2012, the segment reported record net sales of $3.1 billion, increasing $258 million from the prior year. Operating profit was $296 million for the year, compared with $77 million for 2011.

International Tire Operations

The company's International Tire Operations reported fourth quarter net sales of $342 million, a decrease of $35 million, or 9%, compared with the same period a year ago. Higher unit volumes of $25 million and favorable currency translation of $2 million were more than offset by lower pricing and mix of $62 million. Sales volumes in Asia decreased 2% while European sales volumes increased 23%. Lower sales in Asia were driven by reduced passenger tire exports, including intercompany shipments. European sales volumes improved as a result of incremental volumes from the company’s operation in Serbia and growth in Eastern Europe.

The International segment achieved fourth quarter operating profit of $32 million, or 9.4% of net sales, compared with $29 million, or 7.7% of net sales, for the same period a year ago. Profits improved by $67 million attributable to lower raw material costs and $2 million from higher unit volumes. Partially offsetting these improvements were unfavorable price and mix of $63 million and $2 million of higher selling, general and administrative costs, reflecting strategic investments to expand the company’s distribution network in China and to promote Cooper brands. Manufacturing efficiencies were $1 million unfavorable.

For the year ended Dec. 31, 2012, the segment reported record net sales of $1.6 billion, increasing $19 million from the prior year. Operating profit was $144 million for the year, compared with $103 million for 2011.

Outlook

Raw material prices decreased by 2% from the third quarter to the fourth quarter. Management anticipates first quarter raw material prices will be approximately the same as the fourth quarter and the long-term raw material outlook is for prices to generally trend higher. Capital expenditures for 2013 are expected to be between $195 million and $215 million, including the investment in our Enterprise Resource Planning (ERP) system and continuing investments in Serbia and China.

“Looking ahead, we view 2013 with cautious optimism,” Armes said. “We expect economic and industry headwinds to continue and we believe the company will continue to effectively leverage our global footprint to deliver our strategic plan.”

Fourth Quarter 2012 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the fourth quarter and full year 2012 in a conference call for analysts and investors today at 11 a.m. Eastern. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

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Cooper Tire Q4 2012 Results—3

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	litigation brought against the Company, including products liability claims, which could result in material damages against the Company;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the Company or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company's competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with joint-venture partners;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

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Cooper Tire Q4 2012 Results—4

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the company's periodic filings with the U. S. Securities and Exchange Commission.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Jerry Long

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2011	2012	2011	2012
	(Unaudited)

Net sales	$1,038,686	$1,062,470	$3,907,820	$4,200,836
Cost of products sold	931,997	870,693	3,562,813	3,546,568
Gross profit	106,689	191,777	345,007	654,268

Selling, general and administrative	47,036	67,542	181,706	257,306
Operating profit	59,653	124,235	163,301	396,962

Interest expense	8,588	5,573	36,191	29,546
Interest income	791	646	3,190	2,560
Other income (expense)	(1,678)	(1,859)	3,846	(1,526)
Income before income taxes	50,178	117,449	134,146	368,450

Income tax expense	(164,540)	34,374	(135,457)	116,024

Net income	214,718	83,075	269,603	252,426

Net income attributable to noncontrolling shareholders' interests	5,693	10,131	16,100	32,055

Net income attributable to Cooper Tire & Rubber Company	$209,025	$72,944	$253,503	$220,371

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$3.36	$1.16	$4.08	$3.52

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$3.33	$1.15	$4.02	$3.49

Weighted average shares outstanding (000s):
Basic	62,283	63,029	62,150	62,561
Diluted	62,820	63,764	63,012	63,224
Depreciation and amortization	$30,185	$32,722	$122,899	$128,916
Capital expenditures	$34,120	$63,859	$155,406	$187,336

Segment information
Net sales
North American Tire	$770,684	$810,995	$2,837,588	$3,095,558
International Tire	376,191	341,645	1,557,080	1,575,998
Eliminations	(108,190)	(90,170)	(486,848)	(470,720)

Segment profit (loss)
North American Tire	$34,888	$103,183	$77,432	$295,900
International Tire	28,906	32,208	102,720	143,589
Eliminations	949	1,355	(1,428)	(5,654)
Unallocated corporate charges	(5,090)	(12,511)	(15,423)	(36,873)

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CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31
	2011	2012

Assets
Current assets:
Cash and cash equivalents	$233,710	$351,817
Notes receivable	71,661	47,646
Accounts receivable	427,782	415,460
Inventories	465,393	561,868
Other current assets	65,434	72,904
Total current assets	1,263,980	1,449,695

Net property, plant and equipment	899,044	929,255
Goodwill	18,851	18,851
Restricted cash	2,475	7,741
Deferred income tax assets	206,493	228,849
Intangibles and other assets	119,075	166,769
	$2,509,918	$2,801,160

Liabilities and Equity
Current liabilities:
Notes payable	$131,651	$32,836
Trade payables and accrued liabilities	491,521	601,689
Income taxes	6,646	18,297
Current portion of long-term debt	21,199	2,319
Total current liabilities	651,017	655,141

Long-term debt	329,496	336,142
Postretirement benefits other than pensions	293,267	291,546
Pension benefits	360,632	432,922
Other long-term liabilities	168,703	168,967
Deferred income tax liabilities	8,913	8,026
Equity	697,890	908,416
	$2,509,918	$2,801,160

Certain amounts from 2011 have been reclassed to conform to 2012 presentation.